Capital One First Quarter 2020 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: April 23, 2020
Capital One Reports First Quarter 2020 Net Loss of $1.3 billion, or $3.10 per share
Excluding adjusting items, First Quarter 2020 Net Loss of $3.02 per share(1)
McLean, Va. (April 23, 2020) – Capital One Financial Corporation (NYSE: COF) today announced net loss for the first quarter of 2020 of $1.3 billion, or $3.10 per diluted common share, compared with net income of $1.2 billion, or $2.25 per diluted common share in the fourth quarter of 2019, and with net income of $1.4 billion, or $2.86 per diluted common share in the first quarter of 2019. Excluding adjusting items, net loss for the first quarter of 2020 was $3.02 per diluted common share(1).

“In the first quarter, Capital One rapidly mobilized to respond to COVID-19 and the disruption it is causing, with a focus on our associates, our customers, and our communities,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We are well positioned to navigate and manage through these uncertain times, and to emerge with strength on the other side.”

Adjusting items in the first quarter of 2020, which are excluded from diluted earnings per share (EPS), efficiency ratio and operating efficiency ratio metrics (see Table 15 in our Financial Supplement for additional information):

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Legal reserve build	$45	$0.07
Cybersecurity Incident expenses, net of insurance	4	0.01
All comparisons below are for the first quarter of 2020 compared with the fourth quarter of 2019 unless otherwise noted.
First Quarter 2020 Income Statement Summary:

•	Total net revenue decreased 2 percent to $7.2 billion.

•	Total non-interest expense decreased 10 percent to $3.7 billion:

◦	31 percent decrease in marketing.

◦	6 percent decrease in operating expenses.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One First Quarter 2020 Earnings

•	Pre-provision earnings increased 8 percent to $3.5 billion(2).

•	Provision for credit losses increased 198 percent to $5.4 billion:

◦	Net charge-offs of $1.8 billion.

◦	$3.6 billion reserve build.

•	Net interest margin of 6.78 percent, decreased 17 basis points.

•	Efficiency ratio of 51.44 percent.
◦Efficiency ratio excluding adjusting items of 50.77 percent(1).

•	Operating efficiency ratio of 44.67 percent.
◦Operating efficiency ratio excluding adjusting items of 43.99 percent(1).
First Quarter 2020 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.0 percent at March 31, 2020.

•	Period-end loans held for investment in the quarter decreased $2.8 billion, or 1 percent, to $263.0 billion.

◦	Credit Card period-end loans decreased $10.4 billion, or 8 percent, to $117.8 billion.

•	Domestic Card period-end loans decreased $9.1 billion, or 8 percent, to $109.5 billion.

◦	Consumer Banking period-end loans increased $968 million, or 2 percent, to $64.0 billion.

•	Auto period-end loans increased $1.0 billion, or 2 percent, to $61.4 billion.

◦	Commercial Banking period-end loans increased $6.7 billion, or 9 percent, to $81.2 billion.

•	Average loans held for investment in the quarter increased $4.0 billion, or 2 percent, to $262.9 billion.

◦	Credit Card average loans increased $691 million, or 1 percent, to $122.8 billion.

•	Domestic Card average loans increased $746 million, or 1 percent, to $113.7 billion.

◦	Consumer Banking average loans increased $1.1 billion, or 2 percent, to $63.7 billion.
•Auto average loans increased $1.1 billion, or 2 percent, to $61.0 billion.
◦Commercial Banking average loans increased $2.3 billion, or 3 percent, to $76.4 billion.

•	Period-end total deposits increased $7.0 billion, or 3 percent, to $269.7 billion, while average deposits increased $4.6 billion, or 2 percent, to $264.7 billion.

•	Interest-bearing deposits rate paid decreased 20 basis points to 1.21 percent.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One First Quarter 2020 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 23, 2020 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 7, 2020 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $269.7 billion in deposits and $396.9 billion in total assets as of March 31, 2020. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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